FOR IMMEDIATE RELEASE
For more information contact:
Pedro A. Richards
Chief Executive Officer
Telefax: (5411) 4343-7528
investorelations@gfgsa.com
www.gfgsa.com

GRUPO FINANCIERO GALICIA S.A. REPORTS FINANCIAL RESULTS FOR ITS
FIRST QUARTER ENDED MARCH 31, 2012

Buenos Aires, Argentina, May 8, 2012 – Grupo Financiero Galicia S.A. (“Grupo Financiero Galicia”, “GFG”) (Buenos Aires Stock Exchange: GGAL /NASDAQ: GGAL) today announced its consolidated financial results for the first quarter ended March 31, 2012.

NET INCOME FOR THE QUARTER ENDED MARCH 31, 2012

➢	Net income for the first quarter ended March 31, 2012 amounted to Ps. 281.7 million, or Ps. 0.227 per share, equivalent to Ps. 2.27 per ADS.

➢
This result was mainly attributable to the income derived from our interest in Banco Galicia (the "Bank") (Ps. 256.6 million), in Sudamericana Holding S.A. (Ps. 20.7 million) and from the deferred tax adjustment (Ps. 16.4 million) partially offset by administrative and financial expenses of Ps. 13 million.

➢	During the first quarter ended March 31, 2012, the Bank recorded a net income of Ps. 270.2 million, an increase from the Ps. 235.3 million corresponding to the first quarter of FY 2011.

➢
The growth of the Bank’s results, as compared to the first quarter of FY 2011, was a result of a significant increase in the volume of activity which improved operating income and offset increases in administrative expenses.

➢	As of March 31, 2012, the Bank’s market share of loans to the private sector was 8.56%. In terms of deposits, the Bank's market share of private sector loans was 8.86%

Press Release |1° Q 2012	Grupo Financiero |Galicia S.A. 1

➢	The table below shows the results per share information, based on Grupo Financiero Galicia’s financial statements.

Earnings per Share	FY 2012	FY 2011
	1st Q 03/31/11	4th Q 12/31/11	1st Q 03/31/12
Total Average Shares (in thousands)	1,241,407	1,241,407	1,241,407
Total Shares Outstanding (in thousands)	1,241,407	1,241,407	1,241,407
Book Value per Share	3.088	2.861	2.173
Book Value per ADS (1 ADS = 10 ordinary shares)	30.880	28.610	21.730
Earnings per Share	0.227	0.286	0.184
Earnings per ADS (1 ADS = 10 ordinary shares)	2.270	2.860	1.840

➢	Grupo Financiero Galicia’s net income for the quarter represents an annualized return of 2.65% on average assets and of 31.11% on average shareholders’ equity.

	Percentages
Profitability	FY 2012	FY 2011
	1st Q 03/31/12	4th Q 12/31/11	1st Q 03/31/11
Return on Average Assets*	2.65	3.47	2.98
Return on Average Shareholders Equity*	31.11	42.38	35.34
*Annualized.

NET INCOME BY BUSINESS

	In millions of pesos
Net Income by Business	FY 2012	FY 2011
	1st Q 03/31/12	4th Q 12/31/11	1st Q 03/31/11
Income from stake in Banco Galicia (94.9%)	256.6	340.5	223.2
Income from stake in Sudamericana Holding (87.5%)	20.7	18.7	14.2
Income from stake in Compañía Financiera Argentina	1.3	1.8	-
Income from stake in other companies	-0.3	-1.5	-0.2
Deferred tax adjustment in Banco Galicia´s subsidiaries	16.4	7.7	4.5
Other Income GFG	-13.0	-12.0	-13.6
Income tax	-	-	-
Net Income for the period	281.7	355.2	228.1

2 Grupo Financiero |Galicia S.A.	Press Release |1° Q 2012

➢
"Income from stake in Sudamericana Holding" includes the results from our interest in such company as of March 31, 2012. Since September 2011, Sudamericana Holding S.A. reports its results up to the same date as the rest of the subsidiaries. Please note that 2011 first quarter results of Ps. 14.2 million, correspond to the three months period ended December 31, 2010.

➢
The new account, “Income from Insurance Activities” has been incorporated in the consolidated Income Statement. It mainly includes premiums net of claims and production costs. The other results (financial, administrative and taxes) were consolidated in the corresponding accounts.

➢	“Income from stake in other companies” includes the results from our interests in Net Investment S.A., Galicia Warrants S.A, G.V. Mandataria de Valores S.A. and Galval Agente de Valores S.A.

➢
The “Deferred tax Adjustment” shows the income tax charge determined by Banco Galicia’s subsidiaries in accordance with the deferred tax method. This adjustment was not made in Banco Galicia’s financial statements because Argentine Central Bank’s regulations do not contemplate the application of the deferred tax method.

➢	“Other income GFG” for the first quarter 2012 mainly includes Ps. 66 million in administrative expenses and Ps. 6.6 million in financial expenses.

Press Release |1° Q 2012	Grupo Financiero |Galicia S.A. 3

DIVIDEND PAYMENT AND RECENT DEVELOPMENTS

➢	The Ordinary Shareholders’ Meeting held on April 19th, 2012 approved the following distribution for FY 2011 results (in thousands):

-	Legal Reserve	Ps. 55,347.2
-	Cash Dividends	Ps. 17,752.1
-	Discretionary Reserve	Ps. 1,033,844.2

➢
The cash dividends represent Ps.0.0143 per share, being equivalent to 1.43% of the Company´s capital stock according to the Company’s financial statements as of December 31st, 2011. This will be deducted from this payment the amount paid by the Company for the Personal Asset Tax (pursuant to the unnumbered section following section 25 of Law No. 23,966, as amended) for the fiscal year 2011.

➢
Additionally, the Company’s Board of Directors has resolved to approve the issuance of Class III notes. These notes will be issued in Series, pursuant to what will be provided for in the corresponding Price Supplement for a total global maximum face value of up to US$ 32,000,000 and under the Global Program for the Issuance of simple, short, mid and/or long term notes.

CONFERENCE CALL

➢
On Friday, May 11, 2012, at 11:00 A.M. Eastern Standard Time (12:00 PM Buenos Aires Time), GFG will host a conference call to review these results. The dial-in number is: 719-325-4783 - Passcode: 2694993

This report is a summary analysis of the Grupo Galicia’s financial condition and results of operations as of and for the period indicated. For a correct interpretation, this report must be read in conjunction with Banco Galicia’s press release (www.bancogalicia.com.ar) and GFG’s financial statements, as well as with all other material periodically filed with the Comisión Nacional de Valores (www.cnv.gob.ar), Securities and Exchange Commission (www.sec.gov), Bolsa de Comercio de Buenos Aires (www.bolsar.com.ar), Bolsa de Comercio de Córdoba and Nasdaq (www.nasdaq.com).Readers of this report must note that this is a translation made from an original version written and expressed in Spanish. Therefore, any matters of interpretation should be referred to the original version in Spanish.

4 Grupo Financiero |Galicia S.A.	Press Release |1° Q 2012

SELECTED FINANCIAL INFORMATION - CONSOLIDATED DATA *

	In millions of pesos
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
Cash and due from banks	6,272.1	6,418.9	6,902.2	5,546.7	5,295.0
Goverment and Corporate Securities	6,114.4	5,230.9	3,765.0	5,246.0	3,277.7
Net Loans	32,099.7	30,904.5	28,311.1	26,079.6	23,177.8
Other Receivables Resulting from Financial Brokerage	5,392.3	5,013.8	3,638.8	4,541.7	3,926.8
Equity Investments in other Companies	52.2	56.2	55.7	47.4	54.3
Bank Premises and Equipment, Miscellaneous and Intangible Assets	2,020.7	1,920.6	1,744.0	1,640.0	1,557.1
Other As sets	1,753.7	1,648.1	1,839.2	1,751.5	1,603.6
TOTAL ASSETS	53,705.1	51,193.0	46,256.0	44,852.9	38,892.3
Deposits	32,325.6	30,135.1	28,531.5	27,081.9	23,810.8
Other Liabilities Resulting from Financial Brokerage	13,663.0	13,927.1	11,058.7	11,538.3	9,159.6
Subordinated Negotiable Obligations	1,000.0	984.4	958.1	939.5	900.0
Other Liabilities	2,308.7	2,065.5	2,031.2	1,936.2	1,907.2
Minority Interest	574.5	529.3	480.1	435.8	417.2
TOTAL LIABILITIES	49,871.8	47,641.4	43,059.6	41,931.7	36,194.8
SHAREHOLDERS' EQUITY	3,833.3	3,551.6	3,196.4	2,921.2	2,697.5
INFLATION AND EXCHANGE RATE
Retail Price Index (%)**	2.61	2.08	2.48	2.30	2.32
Wholesale Price Index (%)**	3.02	2.81	3.08	3.21	3.02
C.E.R. (%)**	2.48	2.12	2.34	2.43	2.32
Exchange Rate ($/U$S)***	4.3785	4.3032	4.2045	4.1110	4.0520
*Grupo Financiero Galicia S.A., consolidated with subsidiary companies (Art .3 3 - Law 19550).
** Variation within the quarter.
***Last working day of the quarter. Source B.C.R.A. - Comunique "A" 3500 - Reference Exchange Rate

Press Release |1° Q 2012	Grupo Financiero |Galicia S.A. 5

SELECTED FINANCIAL INFORMATION - CONSOLIDATED DATA *

	In millions of pesos
Quarter ended:	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
FINANCIAL INCOME	2,051.0	1,907.4	1,519.9	1,381.2	1,209.2
Interest on Cash and Due From Bank	-	0.1	0.2	0.1	0.2
Interest on Loans to the Financial Sector	14.1	12.3	6.6	3.8	2.1
Interest on Overdrafts	155.0	158.8	100.4	80.6	58.7
Interest on Notes	286.5	273.8	196.1	166.3	160.9
Interest on Mortgage Loans	30.4	29.6	27.3	29.0	26.8
Interest on Pledge Loans	8.3	7.7	6.3	5.5	4.9
Interest on Credit Card Loans	656.2	522.2	421.2	415.1	385.7
Interest on Financial Leases	31.6	31.0	24.0	21.5	19.3
Interest on Other Loans	577.5	545.3	484.5	447.7	403.9
Net Income from Government and Corporate Securities	216.6	300.7	205.1	146.0	101.2
Net Income from Options	0.4	-	-	-	-
On Other Receivables Resulting from Financial Brokerage	10.8	10.1	10.6	8.5	5.4
Net Income from Guaranteed Loans-Decree 1387/01	0.9	0.9	1.8	0.8	0.9
Adjustment by application of adjusting index	0.2	0.3	0.7	0.4	0.6
Quotations Differences on Gold and Foreign Currency	-	(21.5)	(2.2)	11.3	12.4
Other	62.5	36.1	37.3	44.6	26.2
FINANCIAL EXPENSES	880.4	721.5	5 87.2	522.4	443.1
Interest on Saving Accounts Deposits	1.5	1.1	2.1	1.9	1.8
Interest on Time Deposits	529.5	453.2	310.6	272.7	236.4
Interest on Interbank Loans Received ( Call Money Loans )	2.8	2.2	0.1	0.4	0.1
Interest on Loans from Financial Sector	15.6	14.9	10.5	9.6	9.3
For Other Liabilities resulting from Financial Brokerage	122.3	116.0	99.8	80.6	54.0
Interest on Subordinated Negotiable Obligations	28.9	28.3	27.7	26.4	32.1
Other interest	13.7	6.6	4.8	5.5	9.0
Net Income from Options	-	0.1	-	-	-
Adjustment by application of adjusting index	-	-	0.1	-	-
Contributions to the Deposit Insurance Fund	13.1	12.7	11.9	10.6	9.7
Quotations Differences on Gold and Foreign Currency	10.6	4.1	-	-	-
Other	142.4	82.3	119.6	114.7	90.7
GROSS BROKERAGE MARGIN	1,170.6	1,185.9	9 32.7	858.8	766.1
PROVISIONS FOR LOAN LOSSES	255.6	271.6	2 05.5	191.9	174.4
INCOME FROM SERVICES, NET	728.4	690.5	6 26.8	585.9	548.5
INCOME FROM INSURANCE ACTIVITIES	133.0	120.0	1 63.0	100.4	74.0
ADMINISTRATIVE EXPENSES	1,291.0	1,162.9	1,124.3	1,015.2	902.8
Personnel Expenses	740.8	636.5	614.2	577.4	527.5
Directors' and Syndics' Fees	4.3	5.4	3.6	3.4	4.1
Other Fees	48.7	55.2	51.5	42.8	38.7
Advertising and Publicity	71.5	83.2	83.2	69.4	44.7
Taxes	94.6	84.8	84.9	70.4	58.5
Depreciation of Premises and Equipment	26.5	24.4	24.5	22.4	21.6
Amortization of Organization and Development Expenses	44.2	35.0	27.3	22.6	19.7
Other Operating Expenses	162.4	142.7	141.5	126.7	115.4
Other	98.0	95.7	93.6	80.1	72.6
MINORITY INTEREST	(48.3)	(49.8)	(42.2)	(39.2)	(39.8)
INCOME FROM EQUITY INVESTMENTS	20.6	32.7	51.3	19.7	29.0
NET OTHER INCOME	26.5	122.1	68.5	44.9	59.6
INCOME TAX	202.5	311.8	1 95.1	114.8	132.2
NET INCOME	281.7	355.1	2 75.2	248.6	228.0
*Grupo Financiero Galicia, consolidated with subsidiary companies (Art.33 - Law 19550).

6 Grupo Financiero |Galicia S.A.	Press Release |1° Q 2012